UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Ruby Tuesday, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information supplements and amends the proxy statement and supplemental disclosure of Ruby Tuesday, Inc. (the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by its Board of Directors for the 2013 Annual Meeting.  This disclosure is submitted in response to a stockholder question regarding our Founder and former Chief Executive Officer Sandy E. Beall, III’s compensation in connection with his departure from the Company.

As previously disclosed, to ensure a smooth transition, the Company and Mr. Beall agreed to a transition agreement whereby the Company paid Mr. Beall a lump sum of two times his annual base salary (a total of $2.2 million).  While the agreement did not fall within the terms of the Company’s Severance Pay Plan, the payment amount was commensurate with that available under the plan.

In addition to the payment discussed above, the Company extended the exercise period of certain options that were granted to Mr. Beall in the years prior to his departure.  Some of the options had already vested and some vested early by virtue of Mr. Beall’s departure.  Under the terms of those awards, Mr. Beall’s departure would have shortened their exercisability.  Given the circumstances of Mr. Beall’s departure, the Company extended the exercise period of the options to the full period available under their normal vesting schedule.  This extension resulted in a non-cash increase in the Black-Scholes value of the options by approximately $25,000.

In short, the above-referenced $2.2 million transition payment and $25,000 value increase were the only incremental compensation Mr. Beall received by virtue of the timing and nature of his departure from the Company.  All other compensation Mr. Beall received was already vested or accrued.